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Exhibit (1)(e)    Board Resolution authorizing the change in name of an existing investment subdivision

                          UNANIMOUS WRITTEN CONSENT OF
                            THE BOARD OF DIRECTORS OF
                  GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

The undersigned, being the duly appointed Directors of GE Capital Life Assurance Company of New York (the "Company"), hereby take the following action by unanimous written consent in lieu of a meeting pursuant to Section 708 of the New York Business Corporation Law;

WHEREAS, The Board of Directors of the Company, pursuant to the Provisions of
Section 4240 of the New York Insurance Law, adopted a resolution establishing GE Capital Life Separate Account II (the "Separate Account") on April 1, 1996, and

WHEREAS, The Company wishes to establish that GE Investments Funds Value Equity Fund is now known as GE Investments Funds Mid Cap Value and it is necessary to change the name of the corresponding Investment Subdivision to reflect this change.

NOW, THEREFORE, BE IT RESOLVED, That GE Investments Funds Value Equity Fund is now known as GE Investments Funds Mid Cap Value Fund.

Each investment subdivision invest in shares of a single mutual fund portfolio as set forth below:

INVESTMENT SUBDIVISIONS:        TO BE INVESTED IN:

                                GE Investments Funds, Inc.
GEI Mid-Cap Value Equity        Mid-Cap Value Equity Fund

FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements may be necessary to enable such investments to be made, and the Board of Directors hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each of any of item may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

FURTHER RESOLVED, That these resolutions shall take effect as of April 15, 2000.